Exhibit 24


Power of Attorney


The undersigned hereby authorizes Todd Kahn, Corporate Secretary, Daniel J. Ross, Assistant Corporate Secretary, and David Howard, Assistant Corporate Secretary (oreach acting alone), or any other person holding such titles, to prepare, execute, deliver and file, in the name and on behalf of the undersigned, any and all filings by the undersigned with the Securities and Exchange Commission
(the Commission) under Section 144 of the Securities Act of 1933, as amended, Section 16 of the Securities Exchange Act of 1934, as amended, and any and all documents and instruments related thereto and to provide copies thereof to the Commission, The New York Stock Exchange and other persons required to receive the same.


Dated:  February 16, 2012


                                 /s/ Jide Zeitlin
                                 By: Jide Zeitlin